Exhibit 99.1

UNWIRED PLANET APPOINTS DAVID LOCKWOOD TO BOARD OF DIRECTORS

RENO, NV – January 16, 2013 – Unwired Planet, (Nasdaq: UPIP), today announced that David Lockwood was appointed to the company’s board of directors. Mr. Lockwood is currently the CEO and President of EnergySolutions, Inc. (NYSE: ES), a leading environmental services and technology company. Lockwood replaces Henry R. Nothhaft who resigned from the board of directors effective January 14, 2013.

“Mr. Lockwood brings executive level experience in monetizing IP and will provide key insight as we continue to pursue our patent monetization strategy. His knowledge of the IP industry, coupled with his telecommunications and investment background, will make a valuable addition to our board and we look forward to working with him,” said Peter Feld, Chairman of the Board.

Prior to EnergySolutions, Lockwood was chairman and chief executive officer of Liberate Technologies (Nasdaq: LBRT), a provider of applications and services to the telecommunications, satellite and cable industries. Before Liberate Technologies, he was CEO and President of Intertrust (Nasdaq: ITRU), a supplier of digital rights management and computing systems. Lockwood also worked in the financial services industry at Goldman Sachs, where he was a Managing Director and was previously a partner at ValueAct Capital, a multi-billion dollar private investment fund.

Lockwood holds a B.A., magna cum laude, from Miami University (Ohio), and an M.B.A. from the Graduate School of Business of the University of Chicago, where he was a Peat Marwick Scholar. He has been a lecturer on the faculty of the Stanford Graduate School of Business, where he taught courses in corporate leadership.

Unwired Planet Appoints David Lockwood to Board of Directors

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the mobile Internet and established many of the foundational patented technologies that allow mobile devices to connect to the Internet. The company’s 202 issued US and foreign patents and 75 pending applications are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging. Unwired Planet’s portfolio includes patents related to key mobile application technologies, including mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

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